Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synaptics Incorporated

We consent to incorporation by reference in the registration statements (Nos. 333-81820, 333-99529, 333-99531, 333-146146, 333-170400, 333-170401, and 333-193470) on Form S-8, (Nos. 333-155582 and 333-193469) on Form S-3, and (No. 333-115274) on Form S-4 of Synaptics Incorporated (the Company) of our report dated August 26, 2016, with respect to the consolidated balance sheets of Synaptics Incorporated as of June 25, 2016 and June 27, 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 25, 2016, and the effectiveness of internal control over financial reporting as of June 25, 2016, which report appears in the June 25, 2016 annual report on Form 10-K of Synaptics Incorporated.

/S/ KPMG LLP

Santa Clara, California
August 26, 2016